Exhibit 99.1

FINAL:  FOR RELEASE

RTW RETAILWINDS, INC. COMMENTS ON HOLIDAY PERFORMANCE AND FOURTH QUARTER OUTLOOK

New York, New York — January 14, 2019 — RTW Retailwinds, Inc. [NYSE:RTW], formerly known as New York & Company, Inc. [NYSE:NWY], an omni-channel specialty apparel retail platform for powerful celebrity and consumer brands, today commented on its holiday performance and fourth quarter fiscal year 2018 outlook ahead of its presentation at the 21st Annual ICR Conference.

The Company continues to expect comparable store sales for the fourth quarter to be approximately flat, as compared to the same period last year. Non-GAAP operating results excluding non-operating charges are expected to be approximately breakeven; however, this includes $1 million of non-cash impairment charges related to underperforming store assets. It now expects its fourth quarter fiscal year 2018 operating results to reflect a GAAP operating loss primarily due to non-operating charges of approximately $2 million associated with recent management changes. The Company plans to report actual results for the fourth quarter and full fiscal year 2018 in March 2019.

Gregory Scott, New York & Company’s CEO, stated: “Our fourth quarter sales results continue to be consistent with our guidance. Celebrity partnerships and our strong 7th Avenue business continued to perform well in the holiday season. As we enter the first quarter of 2019 we expect our inventory to be well-positioned, reflecting the benefits of our consolidated buying, planning, and allocation initiative coupled with our omni-fulfillment programs.”

ICR Conference

As previously announced, the Company will be meeting with analysts and investors and presenting at the 21st Annual ICR Conference in Orlando, Florida. The Company’s presentation will be held on Tuesday, January 15, 2019 at 9:00 a.m. Eastern Time, and will be webcast live at www.nyandcompany.com.

About RTW Retailwinds

RTW Retailwinds, Inc. (formerly known as New York & Company, Inc.) is a specialty women’s omni-channel and digitally enabled retailer with a powerful multi-brand lifestyle platform providing curated lifestyle solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 429 retail and outlet locations in 36 states while also growing a substantial eCommerce business. The Company’s portfolio includes branded merchandise from New York & Company, Fashion to Figure, and collaborations with Eva Mendes, Gabrielle Union and Kate Hudson. Its branded merchandise is sold exclusively at its retail and outlet locations and online at www.nyandcompany.com and www.fashiontofigure.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

Investor: Allison Malkin

(203) 682-8200

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its largest stockholder and any potential change of ownership; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.